EXHIBIT 5.1

March 21, 1995




Inter-Tel, Incorporated
7300 West Boston Street
Chandler, Arizona 85226

     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     I, as general counsel of Inter-Tel, Incorporated, an Arizona corporation (the "Company"), have examined the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on or about March 21, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of the Company's Common Stock (the "Shares") to be sold by a certain shareholder (the "Selling Shareholder"). I have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Shareholder in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution."

     It is my opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,




Kristy S. Bonfiglio,
General Counsel